abrdn Gold ETF Trust S-3

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2022, with respect to the financial statements of the abrdn Precious Metals Basket ETF Trust (known as Aberdeen Standard Precious Metals Basket ETF Trust prior to March 31, 2022), and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
October 14, 2022